Exhibit 99

Dillard’s Offers Exclusive Southern Living Christmas Cookbook to Benefit Ronald McDonald House Charities®

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 10, 2008--Dillard’s (NYSE: DDS) is pleased to announce its continuing commitment to Ronald McDonald House Charities (RMHC®) with their 15th annual Holiday fundraiser. Since 1994 Dillard’s has assisted RMHC with a fundraiser designed to support its Ronald McDonald House® program which provides families with seriously ill children a home away from home while their children are receiving treatment at nearby hospitals.

This year, Dillard’s will offer a beautiful Southern Living Christmas Cookbook to benefit RMHC®. This exclusive, 288 page hardbound cookbook is filled with color photos and fabulous holiday recipes, menus, decorating tips and entertaining ideas. This “must have” cookbook is available for only $10.

Dillard’s will also sell charity wristbands with the words “KIDS MATTER: Ronald McDonald House Charities” for only $3. These fun bracelets are available in red and clear.

Both the cookbook and wristbands will be available in over 300 Dillard’s stores as well as online at www.dillards.com. Profits from the sale of both items will go to benefit local houses operated by Ronald McDonald House Charities® in Dillard’s markets.

Now in its 15th year of support, Dillard’s has donated more than $3.8 million to benefit RMHC®.

“Partnering with Ronald McDonald House Charities gives all of us at Dillard’s an enormous sense of pride. We are honored to support the Ronald McDonald Houses in our communities and look forward to a successful fundraiser this year,” said Denise Mahaffy, Vice President of Advertising for Dillard’s.

About Ronald McDonald House Charities

Ronald McDonald House Charities, a non-profit 501(c)3 corporation, creates, funds and supports programs that directly improve the health and well being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in nearly 50 countries and its three core programs: the Ronald McDonald House®, Ronald McDonald Family Room and Ronald McDonald Care Mobile. RMHC and its global network of local Chapters have awarded more than $440 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

About Dillard’s

Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.3 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 327 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com or call 1-800-345-5273

CONTACT:
Dillard’s
Julie J. Bull, 501-376-5965